

QUÉBEC
Matapédia
Dalhousie
Campbellton
Miscou Island
Tetagouche Prop.
Caraquet
Shippagan
RESTIGOUCHE
Bathurst
GLOUCESTER
Tracadie
MADAWASKA
Edmundston
Saint Quentin
Saint Léonard
VICTORIA
NORTHUMBERLAND
Chatham
Van Buren
Grand Falls
Grand-Sault
Miramichi
Plaster Rock
PRINCE
EDWARD
ISLAND
Presque Isle
Perth-Andover
Richibucto
KENT
ÎLE-DU-
PRINCE-
ÉDOUARD
CARLETON
Doaktown
Bouctouche
MAINE
(U.S.A.)
(É.-U.)
Woodstock
YORK
SUNBURY
QUEENS
Shediac
Minto
Chipman
Moncton
WESTMORLAND
Houlton
Nackawic
Sackville
Fredericton
Oromocto
Amherst
Sussex
ALBERT
NOVA
SCOTIA
Alma
McAdam
KINGS
NOUVELLE-
ÉCOSSE
St. Martins
ST. JOHN
CHARLOTTE
Saint John
St. Stephen
St. George
St. Andrews
Calais
Deer Island
Campobello Island
Grand Manan Island